Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the merger of Faiveley Transport S.A. (“Faiveley”) and Westinghouse Air Brake Technologies Corporation (the “Company”) (the “Acquisition”). On October 6, 2015, the Company announced that it entered into a Share Purchase Agreement to acquire from certain members of the Faiveley family approximately 51% of Faiveley, which was subsequently amended on October 24, 2016 (the “Share Purchase Agreement”). We also entered into a Tender Offer Agreement with Faiveley on October 6, 2015, which was subsequently amended on October 24, 2016 (the “Tender Offer Agreement”).

Under the Share Purchase Agreement, we agreed to purchase approximately 51% of Faiveley’s shares from certain members of the Faiveley family for €100 per share, payable respectively between 25% and 45% in cash and 55% and 75% in our common stock (the “Faiveley Family Share Purchase”). Upon completing the Faiveley Family Share Purchase, we will commence a tender offer for the remaining publicly traded Faiveley shares (the “Tender Offer”) pursuant to the Tender Offer Agreement. Faiveley’s public shareholders will have the option to elect to receive €100 per share in cash or our common stock. The total purchase price for the Acquisition is approximately $1.7 billion, including assumed debt and net of cash acquired. Wabtec is funding the Acquisition through (i) cash on hand of approximately $340 million (including approximately $210 million which has been placed in escrow), (ii) additional borrowings under the $1.2 billion amended revolving credit facility, (iii) net proceeds from a $750 million senior note offering which closed on November 3, 2016, and (iv) proceeds from a term loan of $400 million (items (ii)-(iv) are hereinafter the “Credit Arrangements”).

On November 30, 2016, Wabtec completed the Faiveley Family Share Purchase, as the Faiveley family elected to receive approximately 29% of its consideration in cash, and the remainder in Wabtec common stock. Assuming all remaining outstanding shares of Faiveley are purchased in the Tender Offer for cash, we intend to use the amount remaining from (i) the approximately $340 million of cash on hand (including approximately $210 million which has been placed in escrow) and (ii) the Credit Arrangements after completion of the Faiveley Family Share Purchase to pay the cash portion of the Tender Offer and to refinance Faiveley’s outstanding indebtedness. To the extent that (i) Faiveley’s public shareholders elect to receive consideration in common stock in accordance with the terms of the Tender Offer or (ii) Faiveley has less outstanding indebtedness upon completion of the Acquisition, we will use less cash on hand or borrow less funds under our existing credit facilities to pay the cash portion of the Tender Offer and to refinance Faiveley’s outstanding indebtedness.

The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2016, and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2016, and the year ended December 31, 2015, (collectively, the “Pro Forma Statements”) have been prepared in compliance with the requirements of SEC Regulation S-X using accounting policies in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information is based on the Company’s historical consolidated financial statements and Faiveley’s historical consolidated financial statements as adjusted to give effect to the Company’s acquisition of Faiveley and the Credit Arrangements. The Company’s fiscal year end is December 31st. Faiveley’s fiscal year end is March 31st. The Faiveley amounts included in the unaudited pro forma condensed combined balance sheet are as of September 30, 2016 and the Faiveley amounts included in the unaudited condensed combined pro forma statements of income for the nine months ended September 30, 2016 and the year ended December 31, 2015 are for the nine months ended September 30, 2016 and the year ended March 31, 2016, respectively. Faiveley amounts included in the unaudited condensed combined pro forma statements of income for the nine months ended September 30, 2016 have been prepared on the basis of mid-year financial data (period from April 1 to September 30, 2016), combined with financial data extracted from internal reporting from the first quarter of the 2016 calendar year. Given that the fiscal year-end of Faiveley is within 93 days of Wabtec’s, in accordance with Article 11 of Regulation S-X, the historical financial statements of each entity have been combined without any conforming adjustments with respect to this difference in fiscal periods to the historical financial information of Faiveley presented in the pro forma financial information.

Accounting policies used in the preparation of the Pro Forma Statements are consistent with those disclosed in the audited consolidated financial statements of Wabtec as of and for the year ended December 31, 2015 and the unaudited condensed consolidated financial statements as of and for the nine-months ended September 30, 2016. Faiveley prepares its consolidated financial statements in Euros and in accordance with IFRS. Faiveley’s IFRS financial statements have been converted to U.S. Dollars and adjusted to conform to U.S. GAAP. Certain historical Faiveley financial statement caption amounts have been combined to conform to Wabtec’s presentation.

The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that management believes are reasonable. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Pro Forma Statements. See note 5 to the Pro Forma Statements.

The Pro Forma Statements should be read in conjunction with the audited consolidated financial statements of Wabtec for the year ended December 31, 2015, the consolidated financial statements of Faiveley for the year ended March 31, 2016, Wabtec’s interim financial statements for the nine month period ended September 30, 2016, and Faiveley’s interim financial statements for the six month period ended September 30, 2016, each incorporated by reference herein. The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for pro forma condensed combined financial information. The unaudited Pro Forma Statements give effect to the Acquisition as if it had occurred on January 1, 2015, for the purposes of the unaudited pro forma condensed combined statements of income for the year ended December 31, 2015 and the nine months ended September 30, 2016. The unaudited Pro Forma Statements give effect to the Acquisition as if it had occurred on September 30, 2016, for the purposes of the unaudited pro forma condensed combined balance sheet. In the opinion of Wabtec’s management, these Pro Forma Statements include all material adjustments to be in accordance with Regulation S-X, Article 11.

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings that could result from the combination of the Wabtec and Faiveley operations. Actual amounts recorded upon consummation of the proposed Acquisition will differ from the Pro Forma Statements, and the differences may be material.

Westinghouse Air Brake Technologies Corporation

Pro Forma Condensed Combined Balance Sheet (Unaudited)

As of September 30, 2016

In thousands (In U.S. dollars unless otherwise indicated)

	Wabtec Historical	Faiveley Historical (IFRS) (EURO)(1)	Faiveley GAAP Adjustments (EURO)(1)(3)	Disposal of FT Entities (EURO)(1)(4)	Faiveley Pro Forma (EURO)(1)	Faiveley Pro Forma(1)(2)	Pro Forma Adjustments(5)	Notes		Pro Forma Combined Wabtec/FT
			Note (5c)	Note (5o)
Assets
Current Assets
Cash and cash equivalents	$250,382	€225,698	€—	€—	€225,698	$241,497	$(130,000)	5	(a)	$361,879
Accounts receivable	477,500	239,195	—	—	239,195	255,939	—			733,439
Unbilled accounts receivables	146,726	130,607	(3,600)	(1)	127,006	135,896	—			282,622
Inventories	495,998	177,274	—	1	177,275	189,684	4,949	5	(n)	690,631
Deposit in Escrow	210,025	—	—	—	—	—	(210,025)	5	(b)	—
Deferred income taxes	75,741	—	6,400	—	6,400	6,848	—			82,589
Other current assets	38,760	48,285	—	(14,685)	33,600	35,952	—			74,712

Total current assets	1,695,132	821,059	2,800	(14,685)	809,174	865,816	(335,076)			2,225,872
Property, plant and equipment	750,547	293,634	—	—	293,634	314,188	(187,707)	5	(d)	877,028
Accumulated depreciation	(392,577)	(219,696)	—	—	(219,696)	(235,075)	235,075	5	(d)	(392,577)

Property, plant and equipment, net	357,970	73,938	—	—	73,938	79,113	47,368			484,451
Other Assets
Goodwill	877,054	646,982	—	—	646,982	692,271	507,631	5	(e)	2,076,956
Other intangibles, net	457,262	54,299	(17,856)	—	36,443	38,994	530,358	5	(f)	1,026,614
Other noncurrent assets	40,739	90,543	—	—	90,543	96,881	9,322			146,942

Total other assets	1,375,055	791,824	(17,856)	—	773,968	828,146	1,047,311			3,250,512

Total Assets	$3,428,157	€1,686,821	€(15,056)	€(14,685)	€1,657,080	$1,773,075	$759,603			$5,960,835

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$276,539	€197,838	€—	€—	€197,838	$211,687	$—			$488,226
Customer deposits	108,718	141,073	—	—	141,073	150,948	—			259,666
Accrued compensation	54,984	70,715	—	—	70,715	75,665	—			130,649
Accrued warranty	76,465	45,296	—	—	45,296	48,467	—			124,932
Current portion of long-term debt	134	34,400	—	—	34,400	36,808	(36,808)	5	(g)	134
Other accrued liabilities	108,095	108,156	(1,451)	(13,856)	92,849	99,348	—			207,443

Total current liabilities	624,935	597,478	(1,451)	(13,856)	582,171	622,923	(36,808)			1,211,050
Long-term debt	819,770	361,962	—	—	361,962	387,299	696,156	5	(g)	1,903,225
Reserve for postretirement and pension benefits	55,609	48,139	—	—	48,139	51,509	—			107,118
Deferred income taxes	156,900	54,528	—	—	54,528	58,345	234,107	5	(h)	449,352
Accrued warranty	17,645	—	—	—	—	—	—			17,645
Other long term liabilities	22,807	476	—	—	476	509	—			23,316

Total liabilities	1,697,666	1,062,583	(1,451)	(13,856)	1,047,276	1,120,585	893,455			3,711,706
Shareholders’ Equity
Preferred stock	—	—	—	—	—	—	—			—
Common stock	1,323	14,621	—	—	14,621	15,644	(15,644)	5	(i)(m)	1,323
Additional paid-in capital	470,908	103,004	—	—	103,004	110,214	281,911	5	(m)	863,033
Treasury stock	(983,456)	—	—	—	—	—	143,318	5	(m)	(840,138)
Retained earnings	2,524,354	490,458	(13,605)	6,931	483,784	517,649	(543,916)	5	(i)	2,498,087
Accumulated other comprehensive loss	(286,055)	(448)	—	—	(448)	(479)	479	5	(i)	(286,055)

Total Group shareholders’ equity	1,727,074	607,635	(13,605)	6,931	600,961	643,028	(133,852)			2,236,250
Non-controlling interest (minority interest)	3,417	16,603	—	(7,760)	8,843	9,462	—	5	(i)	12,879

Total shareholders’ equity	1,730,491	624,238	(13,605)	(829)	609,804	652,490	(133,852)			2,249,129

Total Liabilities and Shareholders’ Equity	$3,428,157	€1,686,821	€(15,056)	€(14,685)	€1,657,080	$1,773,075	$759,603			$5,960,835

(1)	Represents historical Faiveley’s balance sheet as of September 30, 2016 following Wabtec’s balance sheet presentation.
(2)	Faiveley financial information was prepared in Euro and converted to U.S. Dollars using the rate of 1.07 U.S. Dollars to Euro for the purpose of the Pro Forma Combined Balance Sheet as of September 30, 2016.
(3)	Represents the adjustments to convert historical Faiveley’s financial information prepared under IFRS to US GAAP as applied by Wabtec.
(4)	Represents the contribution of FTG and the Amsted Rail JV to Faiveley’s historical financial information as the EU clearance for the Acquisition is conditional upon the commitment to sell FTG and the U.S. Department of Justice requires the disposal of the Amsted Rail JV and control valve related assets.
(5)	Represents the adjustments relating to the Preliminary purchase price allocation and the financing transactions.

Westinghouse Air Brake Technologies Corporation

Pro Forma Condensed Combined Statements of Income (Unaudited)

For the Nine Months Ended September 30, 2016

In thousands, except per share data

(In U.S. dollars unless otherwise indicated)

	Wabtec Historical	Faiveley Historical (IFRS) (EURO)(1)	Faiveley GAAP Adjustments (EURO)(1)(3)	Disposal of FT Entities (EURO)(1)(4)	Faiveley Pro Forma (EURO)(1)	Faiveley Pro Forma(1)(2)	Pro Forma Adjustments(5)	Notes		Pro Forma Combined Wabtec/FT
			Note (5c)	Note (5o)
Net sales	$2,171,206	€823,464	€8,000	€(41,390)	€790,074	$876,982	$—			$3,048,188
Cost of sales	(1,466,156)	(599,627)	(9,100)	32,587	(576,140)	(639,515)	(1,187)	5	(d)	(2,106,858)

Gross profit	705,050	223,837	(1,100)	(8,803)	213,934	237,467	(1,187)			941,330
Selling, general and administrative expenses	(241,118)	(116,814)	—	2,711	(114,103)	(126,654)	12,583	5	(j)	(355,189)
Engineering expenses	(52,271)	(13,142)	(1,901)	1,151	(13,892)	(15,420)	—			(67,691)
Amortization expense	(16,100)	(2,009)	—	—	(2,009)	(2,230)	(6,997)	5	(f)	(25,327)

Total operating expenses	(309,489)	(131,965)	(1,901)	3,862	(130,004)	(144,304)	5,586			(448,207)
Income from operations	395,561	91,872	(3,001)	(4,941)	83,930	93,163	4,399			493,123
Interest expense, net	(15,897)	(4,733)	—	24	(4,709)	(5,227)	(24,329)	5	(k),5(j)	(45,453)
Other (expense) income, net	113	(79,914)	—	53,841	(26,073)	(28,941)	20,356	5	(j)	(8,472)

Income from operations before income taxes	379,777	7,225	(3,001)	48,924	53,148	58,995	426			439,198
Income tax expense	(112,701)	(16,605)	1,127	1,723	(13,755)	(15,268)	(856)	5	(l)	(128,825)

Net income attributable to Group shareholders	$267,076	€(9,380)	€(1,874)	€50,647	€39,393	$43,727	$(430)			$310,373

Earnings Per Common Share
Basic
Net income attributable to Group shareholders	$2.94									$3.20

Diluted
Net income attributable to Group shareholders	$2.92									$3.17

Weighted average shares outstanding
Basic	90,546						6,307	5	(m)	96,853

Diluted	91,316						6,307	5	(m)	97,623

(1)	Represents historical Faiveley’s income statement for the nine months ended September 30, 2016, following Wabtec’s income statement presentation.
(2)	Faiveley financial information was prepared in Euro and converted to U.S. Dollars using the rate of 1.11 U.S. Dollars to Euro for the purpose of the Pro Forma Combined Statements of Income for the nine-months ended September 30, 2016.
(3)	Represents the adjustments to convert historical Faiveley’s financial information prepared under IFRS to US GAAP as applied by Wabtec.
(4)	Represents the contribution of FTG and the Amsted Rail JV to Faiveley’s historical financial information as the EU clearance for the Acquisition is conditional upon the commitment to sell FTG and the U.S. Department of Justice requires the disposal of the Amsted Rail JV and control valve related assets.
(5)	Represents the adjustments relating to the Preliminary purchase price allocation and the financing transactions.

Westinghouse Air Brake Technologies Corporation

Pro Forma Condensed Combined Statements of Income (Unaudited)

For the Year Ended December 31, 2015

In thousands, except per share data

(In U.S. dollars unless otherwise indicated)

	Wabtec Historical	Faiveley Historical (IFRS) (EURO)(1)	Faiveley GAAP Adjustments (EURO)(1)(3)	Disposal of FT Entities (EURO)(1)(4)	Faiveley Pro Forma (EURO)(1)	Faiveley Pro Forma(1)(2)	Pro Forma Adjustments(5)	Notes		Pro Forma Combined Wabtec/FT
			Note (5c)	Note (5o)
Net sales	$3,307,998	€1,105,184	€3,700	€(78,166)	€1,030,718	$1,144,097	$—			$4,452,095
Cost of sales	(2,260,182)	(824,062)	(1,400)	59,167	(766,295)	(850,587)	(1,579)	5	(d)	(3,112,348)

Gross profit	1,047,816	281,122	2,300	(18,999)	264,423	293,510	(1,579)			1,339,747
Selling, general and administrative expenses	(347,373)	(152,238)	—	3,749	(148,489)	(164,823)	3,383	5	(j)	(508,813)
Engineering expenses	(71,213)	(18,405)	(3,115)	1,718	(19,802)	(21,980)	—			(93,193)
Amortization expense	(21,663)	(4,163)	—	—	(4,163)	(4,621)	(7,681)	5	(f)	(33,965)

Total operating expenses	(440,249)	(174,806)	(3,115)	5,467	(172,454)	(191,424)	(4,298)			(635,971)
Income from operations	607,567	106,316	(815)	(13,532)	91,969	102,086	(5,877)			703,776
Interest expense, net	(16,888)	(7,040)	—	55	(6,985)	(7,753)	(33,898)	5	(k),5(j)	(58,539)
Other (expense) income, net	(5,311)	(26,797)	—	5,170	(21,627)	(24,006)	17,308	5	(j)	(12,009)

Income from operations before income taxes	585,368	72,479	(815)	(8,307)	63,357	70,327	(22,467)			633,228
Income tax expense	(186,740)	(21,189)	66	4,233	(16,890)	(18,748)	8,450	5	(l)	(197,038)

Net income attributable to Group shareholders	$398,628	€51,290	€(749)	€(4,074)	€46,467	$51,579	$(14,017)			$436,190

Earnings Per Common Share
Basic
Net income attributable to Group shareholders	$4.14									$4.25

Diluted
Net income attributable to Group shareholders	$4.10									$4.21

Weighted average shares outstanding
Basic	96,074						6,307	5	(m)	102,381

Diluted	97,006						6,307	5	(m)	103,313

(1)	Represents historical Faiveley’s income statement for the year ended March 31, 2016, following Wabtec’s income statement presentation.
(2)	Faiveley financial information was prepared in Euro and converted to U.S. Dollars using the rate of 1.11 U.S. Dollars to Euro for the purpose of the Pro Forma Combined Statements of Income for the year ended December 31, 2015.
(3)	Represents the adjustments to convert historical Faiveley’s financial information prepared under IFRS to US GAAP as applied by Wabtec.
(4)	Represents the contribution of FTG and the Amsted Rail JV to Faiveley’s historical financial information as the EU clearance for the Acquisition is conditional upon the commitment to sell FTG and the U.S. Department of Justice requires the disposal of the Amsted Rail JV and control valve related assets.
(5)	Represents the adjustments relating to the Preliminary purchase price allocation and the financing transactions.

Westinghouse Air Brake Technologies Corporation

Notes to the Pro Forma Statements (Unaudited)

(Expressed in U.S. Dollars, unless otherwise indicated)

1.	Description of the transaction

Wabtec plans to acquire all of the issued and outstanding shares of Faiveley under the terms of the Share Purchase Agreement and the Tender Offer Agreement. Wabtec has acquired approximately 51% of Faiveley upon completion of the Faiveley Family Share Purchase. Faiveley is a leading global provider of value-added, integrated systems and services for the railway industry. Faiveley supplies railway manufacturers, operators and maintenance providers with a range of valued-added, technology-based systems and services in Energy & Comfort (air conditioning, power collectors and converters, and passenger information), Access & Mobility (passenger access systems and platform doors), and Brakes & Safety (braking systems and couplers). Upon completion of the Acquisition, Faiveley became a subsidiary of Wabtec.

The transaction has been structured in three steps:

•	Wabtec made an irrevocable offer to the owners of approximately 51% of Faiveley’s shares for a purchase price of €100 per share payable in cash or equity.

•	Upon completion of required labor group consultations, on October 6, 2015, the 51% shareholders entered into a definitive share purchase agreement, which was amended on October 24, 2016, and Faiveley entered into the Tender Offer Agreement with Wabtec.

•	Upon completing the share purchase under the Share Purchase Agreement, Wabtec will commence a tender offer for the remaining publicly traded Faiveley shares. The public shareholders will have the option to elect to receive €100 per share in cash or Wabtec common stock. Wabtec intends to delist Faiveley from Euronext after the Tender Offer if minority interests represent less than 5%.

The total purchase price offered is approximately $1.7 billion, including assumed debt net of cash acquired. Wabtec is funding the cash portion of the transaction with cash on hand (including cash held in escrow) and existing credit facilities. Prior to December 31, 2015, Wabtec set aside €186.9 million ($210.0 million) as an escrow deposit for the Faiveley purchase.

2.	Basis of presentation

The Acquisition is accounted for as a business combination using the acquisition method in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 805, Business Combinations. As the acquirer for accounting purposes, Wabtec has estimated the fair value of Faiveley’s assets acquired and liabilities assumed and conformed the accounting policies of Faiveley to its own accounting policies.

The pro forma purchase price allocation is subject to change based on the finalization of purchase price adjustments and completion of management’s assessment of the fair values of the assets and liabilities acquired. Due to the timing of the announcement of the Acquisition, Wabtec has not completed the final valuation necessary to determine the acquisition date fair market value of Faiveley’s net assets. The unaudited pro forma condensed combined balance sheet includes a preliminary allocation of the purchase price to reflect the estimated fair value of those assets and liabilities. As more information becomes available, Wabtec will complete a more detailed review of the preliminary allocation of the purchase price to reflect the acquisition date fair value of those assets and liabilities. As a result of that review, more information could become available that, when analyzed, could have a material impact on the Pro Forma Statements.

Estimated transaction costs of approximately $65 million have been charged against retained earnings and cash in the unaudited pro forma condensed combined balance sheet but have not been reflected in the pro forma consolidated statements of income on the basis that these expenses are directly incremental to the Acquisition but are nonrecurring in nature.

3.	Preliminary purchase price allocation

The Acquisition will be accounted for as a business combination in accordance with Financial Accounting Standards Board ASC 805, Business Combinations. Under the acquisition method of accounting, we allocated purchase price to the tangible and intangible net assets acquired based on the preliminary estimated fair values as of the assumed date of the Acquisition.

Wabtec has performed a preliminary valuation analysis of the fair market value of Faiveley’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Cash	$236,497
Accounts receivable	255,939
Unbilled accounts receivables	135,896
Inventories	194,633
Other current assets	35,952
Property, plant and equipment	126,481
Goodwill	1,199,900
Other intangibles, net	569,352
Other noncurrent assets	105,543
Accounts payable	(209,756)
Customer deposits	(150,948)
Other accrued liabilities	(223,482)
Long-term debt	(424,107)
Other long-term liabilities	(52,018)
Deferred tax liabilities, net	(285,604)
Minority Interest	(9,463)

Total consideration	$1,504,815

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the Pro Forma Statements. The final purchase price allocation will be determined when Wabtec has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

4.	Financing transactions

Wabtec is funding the Acquisition through a combination of cash on hand of $340 million (including cash held in escrow), additional borrowings under the $1.2 billion amended revolving credit facility, $400 million from a new term loan, the net proceeds of a $750 million senior notes offering and the issuance of Wabtec common stock valued at approximately $535 million.

Wabtec will repay all of the $424 million of Faiveley long-term debt in the first quarter of 2017, which is expected to result in $1,908 million of borrowings outstanding under Wabtec’s credit arrangements. Pro forma cash balance and retained earnings have been adjusted for the estimated transaction costs not reflected in the pro forma consolidated statements of income on the basis that these expenses are directly incremental to the Acquisition but are non-recurring in nature.

5.	Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Pro Forma Statements:

a.	Represents the use of Wabtec cash on hand of $130 million related to the purchase.

b.	Represents the use of funds held in escrow of $210 million related to the purchase

c.	Reflects adjustments to Faiveley’s historical IFRS financial statements for differences compared to U.S. GAAP in the accounting for recognition of revenue under long-term contracts and for the accounting related to research and development expenditures which are labeled Engineering expenses in the pro forma condensed combined statements of Income.

d.	Reflects the adjustment of $47.4 million to increase the basis in the acquired property, plant and equipment to estimated fair value of $126.5 million. The estimated useful lives range from four to thirty years. The fair value and useful life calculations are preliminary and subject to change after Wabtec finalizes its review of the specific types, nature, age, condition and location of Faiveley’s property, plant and equipment. The following table summarizes the changes in the estimated depreciation expense (in thousands):

	Year Ended	Nine Months Ended
	December 31, 2015	September 30, 2016
Estimated depreciation expense	$15,676	$11,275
Historical depreciation expense	(14,098)	(10,088)

Pro forma adjustments to depreciation expense	$1,578	$1,187

e.	Reflects adjustment to remove Faiveley’s historical goodwill of $692.3 million and record goodwill associated with the acquisition of $1,184.6 million as shown in Note 3.

f.	Reflects the adjustment of historical intangible assets acquired by Wabtec to their estimated fair values. As part of the preliminary valuation analysis, Wabtec identified intangible assets, including trade names, and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows.

The following table summarizes the estimated fair values of Faiveley’s identifiable intangible assets and their estimated useful lives, and their amortization on a linear basis (in thousands):

			Amortization
	Estimated Fair Value	Estimated Useful Life in Years	Year Ended December 31, 2015	Nine Months Ended September 30, 2016
Trade Names	$330,014	indefinite	$—	$—
Customer Relationships	239,338	20	12,302	9,227

	$569,352		12,302	9,227

Historical amortization expense			(4,621)	(2,230)

Pro forma adjustments to amortization expense			$7,681	$6,997

g.	Reflects the new debt incurred to finance the acquisition of Faiveley, minus the effects of extinguishing Faiveley’s outstanding debt upon completion of the acquisition. The net increase to debt includes (in thousands):

Issuance of net debt, net of debt issuance costs of $5.0 million	$1,083,455
Decrease for extinguishment of existing Faiveley debt	(424,107)

Pro forma adjustment to debt	$659,348

The effect of a 1/8 percent variance in the interest rate related to variable rate debt would impact pro forma income from operations before income taxes by $0.9 million and $0.7 million for the year ended December 31, 2015 and the nine months ended September 30, 2016, respectively.

h.	Adjusts the deferred tax liabilities resulting from the acquisition. The estimated increase in deferred tax liabilities of $234.1 million stems primarily from the fair value adjustments for non-deductible intangible assets as well as long life amortizable intangibles. The average estimated tax applied is 34.7%. This estimate of deferred income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

i.	Represents the elimination of the historical equity of Faiveley.

j.	Reflects the elimination of certain incurred costs directly related to the Acquisition which will not have a recurring impact on operations.

k.	Represents the net increase to interest expense resulting from interest on the new term debt to finance the acquisition of Faiveley and the amortization of related debt issuance costs, as follows (in thousands):

	Year Ended December 31, 2015	Nine-months Ended September 30, 2016
Elimination of interest expense and amortization of debt issuance costs - Faiveley debt	$(7,753)	$(5,227)
Interest expense on new debt	41,151	29,181
Amortization of new debt issuance costs	500	375

Pro forma adjustments to interest expense	$33,898	$24,329

l.	Reduction of income taxes related to pro forma adjustments is based upon the statutory rate of 32.0% and 30.3% for the pro forma periods ending December 31, 2015 and September 30, 2016, respectively.

m.	Represents the issuance of 6,307,489 common shares to finance the acquisition.

n.	Represents the estimated adjustment to step up Faiveley’s finished goods and work in process inventory to a fair value of approximately $64.1 million, an increase of $4.9 million from the carrying value. The fair value calculation is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the acquisition, the step-up in inventory fair value of $4.9 million will increase cost of sales over approximately 12 months as the inventory is sold. This increase is not reflected in the unaudited pro forma condensed combined statements of income because it does not have a continuing impact.

o.	As a result of the regulatory approval process, certain businesses of Faiveley are subject to divestiture and accordingly have been excluded from the Pro Forma Statements.